Exhibit 99.5

SECURITIES TRANSFER AGREEMENT

THIS SECURITIES TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2013 by and among:

(1)           SKILLGREAT LIMITED (the “Purchaser”), a company duly incorporated and existing under the laws of the British Virgin Islands; and

(2)           Each of the Sellers whose names are set forth on Exhibit A hereto (individually, a “Seller” and collectively, the “Sellers”).

Each of the Purchaser and the Sellers is hereinafter referred to as a “Party” and collectively the “Parties”.

RECITALS

A.            The Sellers collectively own of record and beneficially 685,714 ordinary shares, par value US$0.0005 per share (“Ordinary Shares”), of Bona Film Group Limited (NASDAQ: BONA) (the “Company”), a company duly incorporated and existing under the laws of the Cayman Islands.

B.            The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, an aggregate of 685,714 Ordinary Shares in accordance with the terms and conditions of this Agreement.

AGREEMENT

The Parties hereby agree as follows:

1.             Purchase and Sale of Ordinary Shares.

Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), each Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from each Seller, that number of Ordinary Shares set forth opposite such Seller’s name on Exhibit A hereto (“Securities”), free and clear of any and all encumbrances, at a purchase price of US$10.4 per Ordinary Share, for a total purchase price of US$7,131,425.6, in cash (the “Transfer Price”).

2.             Closing. Subject to satisfaction or waiver of all conditions set forth in Sections 4 and 5, the closing of the purchase and sale of the Securities (the “Closing”) shall take place at the office of the Company at 11/F, Guan Hu Garden 3, 105 Yao Jia Yuan Road, Chaoyang District, Beijing 100025, People’s Republic of China on or prior to October 5, 2013 (the “Long Stop Date”), or at such other time and place as the Purchaser and the Sellers shall agree in writing. The date of the Closing is hereinafter referred to as the “Closing Date”.

2.1          Delivery. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall, or shall cause the Company to, deliver to the Purchaser (i) duly executed instruments of transfer effecting the sale of the Securities owned by that Seller; and (ii) all other documents (if any) as may be required to give title of the Securities to the Purchaser and to enable the Securities and the Ordinary Shares represented by such Securities to be registered in the name of the Purchaser with effect from the Closing Date.

2.2          Payment of the Transfer Price. Subject to the terms and conditions of this Agreement, at the Closing, the portion of Transfer Price payable to each Seller shall be paid by the Purchaser by wire transfer of immediately available funds to the bank account of such Seller, provided that the wiring instruction shall be provided by each Seller to the Purchaser at least three  (3) day prior to the Closing Date.

2.3          Simultaneous Actions on the Closing Date. The Purchaser shall not be obligated to complete the sale and purchase of any Securities unless each Seller complies with all of its obligations under this Section 2 and the sale and purchase of all of the Securities owned by each Seller is completed simultaneously.

2.4          Taxes. Each Party hereto shall be responsible for the payment of its own Taxes, whether occurred in PRC or outside PRC, under the applicable Laws.

3.             Representation and Warranties.

3.1          Representation and Warranties of the Sellers. Each Seller hereby severally and not jointly represents and warrants to the Purchaser, as of the date hereof and the Closing Date, as follows:

3.1.1       Such Seller has been duly organized and is validly existing as a limited partnership, in good standing under the laws of its jurisdiction of organization.

3.1.2       Such Seller is the sole legal and beneficial owner of the Securities set forth opposite such Seller’s name on Exhibit A hereto. Such Seller has the right to transfer the full legal and beneficial interest in the Securities to the Purchaser free from all encumbrances, including without limitation any pledge, claim, mortgage, security, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, judicial freezing order or non-disposal order or other form of attachment or restriction on sale issued by any judicial, government or regulatory body, and without the consent of any third party (“Encumbrances”). The Ordinary Shares owned by such Seller have been duly authorized and validly issued, fully paid and non-assessable, issued in compliance with applicable law and were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other person. Upon the transfer of the Securities owned by such Seller to the Purchaser on the Closing Date in accordance with this Agreement, the Purchaser will receive good and valid title to such Securities, free and clear of any and all Encumbrances

3.1.3       Such Seller has the full right, power and authority to enter into and perform its obligations under this Agreement. All corporate or other action on the part of such Seller necessary for (i) authorizing the execution and delivery of, and the performance by it of all its obligations under this Agreement and (ii) the performance by such Seller of its obligations hereunder and thereunder, including the transfer of the Securities set forth opposite its name on Exhibit A hereto, has been taken or will be taken prior to the Closing.

3.1.4       This Agreement has been duly executed and delivered by such Seller and is a valid and binding obligation of such Seller enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.1.5       The execution, delivery and performance of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not (i) result in a violation of such Seller’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Seller is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Seller or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller or prevent, materially delay or materially impede the ability of such Seller to consummate the transactions contemplated by this Agreement).

3.1.6       No consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party are required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereunder.

3.1.7       As of the date hereof, such Seller has no knowledge of any material fact, condition or information not disclosed in the public filings of the Company which has materially affected or may materially affect the business of the Company (considered together with its subsidiaries); and the sale of the Securities by such Seller pursuant hereto is not prompted by any material information concerning the Company or any of its subsidiaries which is not set forth in public filings of the Company.

3.1.8       Such Seller is a sophisticated institutional investor with respect to the Securities with sufficient knowledge and experience in financial and business matters, including investing in and disposing the Securities and similar securities, to properly negotiate and evaluate the merits of the transactions contemplated herein and that it is able to bear the substantial risks associated therewith. The sale of the Securities pursuant to this Agreement is for its own account and such Seller has independently and without reliance upon the Purchaser or its representatives and based on such information as it has deemed appropriate in its independent judgment, made its own analysis and decision to sell the Securities pursuant to this Agreement. Such Seller acknowledges that it has had the opportunity to consult with such advisors as it deems appropriate (including, without limitation, legal counsel) with respect to the matters referred to in this Agreement.

3.2          Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers as follows:

3.2.1       The Purchaser has been duly organized and is validly existing as a limited liability company, in good standing in its jurisdiction of organization.

3.2.2       The Purchaser has the full right, power and authority to enter into and perform its obligations under this Agreement. All corporate or other action on the part of the Purchaser necessary for authorizing the execution and delivery of, and the performance by it of all its obligations under this Agreement has been taken or will be taken prior to the Closing.

3.2.3       This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by each Seller, is a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2.4       The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not and will not (i) result in a violation of the Purchaser’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Purchaser or prevent, materially delay or materially impede the ability of such Seller to consummate the transactions contemplated by this Agreement).

3.2.5       Except for a Schedule 13D required to be filed by the Purchaser and certain of its affiliates with the United States Securities and Exchange Commission, no consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereunder.

3.2.6       The Purchaser hereby acknowledges and understands that the Securities to be received under this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), that the Securities to be received under this Agreement are being sold in reliance upon one or more exemptions from registration contained in the Securities Act, and that the Sellers’ reliance on such exemptions is based in part upon the representations made by the Purchaser in this Agreement.

3.2.7       The Purchaser hereby represents to the Sellers that the Purchaser is acquiring the Securities solely for its own account and not for offer or sale in connection with, the unregistered “distribution” of all or any part of the Securities within the meaning of the Securities Act. The Purchaser does not have a present intention to sell the Securities and, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, the Purchaser is not agreeing to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.

3.2.8       As of the date hereof, the Purchaser has no knowledge of any material fact, condition or information not disclosed in the public filings of the Company which has materially affected or may materially affect the business of the Company (considered together with its subsidiaries); and the purchase of the Securities by the Purchaser pursuant hereto is not prompted by any material information concerning the Company or any of its subsidiaries which is not set forth in public filings of the Company.

4.             Conditions to the Purchaser’s Obligations at the Closing.

The obligation of the Purchaser to purchase the Securities at the Closing is subject to the fulfillment, to the satisfaction of the Purchaser, or waiver by the Purchaser, on or prior to the Closing, of the following conditions:

4.1          Representations and Warranties True and Correct. The representations and warranties made by each Seller herein shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date.

4.2          Performance of Obligations. Each Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3          Approvals, Consents, Waivers and Registrations. The Company and each Seller shall have obtained or completed any and all approvals, consents, waivers and/or registrations necessary for consummation of the transactions contemplated by this Agreement.

4.4          No Laws and Injunctions. On the Closing Date, there shall not be in effect any law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

5.             Conditions to each Seller’s Obligations at the Closing.

The obligation of each Seller to sell the Securities at the Closing is subject to the fulfillment, to the satisfaction of such Seller on or prior to the Closing, of the following conditions:

5.1          Representations and Warranties True and Correct. The representations and warranties made by the Purchaser herein shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

5.2          Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3          Approvals, Consents, Waivers and Registrations. The Company and the Purchaser shall have obtained any and all approvals, consents, waivers and/or registrations necessary for consummation of the transactions contemplated by this Agreement.

5.4          No Laws and Injunctions. On the Closing Date, there shall not be in effect any law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

6.             Covenants

6.1          Securities Compliance. The Sellers and the Purchaser shall and shall cause the Company to notify the United States Securities and Exchange Commission in accordance with its rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid transfer of the Securities by the Sellers to the Purchaser.

6.2          Future Sale of Shares. Each Seller undertakes that during a period of three (3) months from the Closing Date, it shall not directly or indirectly, offer, sell or otherwise dispose of any ADSs or any Ordinary Share or any securities convertible into or exchangeable or exercisable for ADSs or Ordinary Shares in the public market, whether now owned or hereafter acquired by it.

6.3          No-Shop. From the execution of this Agreement until the earlier of the Closing or the Long Stop Date, none of the Sellers shall solicit any interest or entertain any inquiries from, have discussions with, or provide any information to, any third party relating to sale, offer, pledge or other disposal of any ADSs or Ordinary Shares. For the avoidance of doubt, each Seller may sell, offer or otherwise dispose of the ADSs or Ordinary Shares (other than the Securities or Ordinary Shares evidenced by the Securities) held by it in the public market before the Closing Date.

6.4          Confidentiality. The terms and conditions described in this Agreement, including its existence shall be confidential information and shall not be disclosed to any third party, unless required by applicable law or any relevant securities exchange, regulatory authority or governmental agency or to any Party’s counsels and advisors that are under similar confidentiality obligations. If any Party hereto determines that it is required by law to disclose information regarding this Agreement or to file this Agreement with any relevant securities exchange, regulatory authority or governmental agency, it shall, to the extent practicable, within a reasonable time before making any such disclosure or filing, consult with the other Parties regarding such disclosure or filing and, to the extent possible, seek confidential treatment for such portions of the disclosure or filing as may be requested by the other Parties.

6.5          Financing. The Purchaser shall use its reasonable efforts to obtain, on terms and conditions satisfactory to it, the financing it deems necessary in order to close the transactions contemplated herein.

7.             Survival of Representations and Warranties; Indemnity

7.1          Survival of Representations and Warranties. The respective representations and warranties made by each Seller and Purchaser contained in this Agreement shall survive the Closing.

7.2          Indemnity. Each Party hereby agrees to severally, and not jointly, indemnify and hold harmless the other Party and the other Party’s affiliates and its and their respective officers, directors, employees, agents, representatives and attorneys against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each indemnified person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such indemnified person or whether incurred by such indemnified person in any action or proceeding between the indemnifying person and such indemnified person or between such indemnified person and any third party) to which any such indemnified person may become subject, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon any breach by such Party of any representation, warranty or agreement made by such Party contained in this Agreement.

8.                Termination

8.1          Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:

(a)           by mutual written consent of the Sellers and the Purchaser;

(b)           by either the Sellers or the Purchaser upon written notice to the other party, if the Closing shall not have occurred by the Long Stop Date;

(c)           by Purchaser, upon written notice to the Sellers, if any condition precedent in Section 4 isnot, or is not capable of being, satisfied or waived as of the Closing Date; or

(d)           by the Sellers, upon written notice to the Purchaser, if the condition precedent set forth in Section 5 is not, or is not capable of being, satisfied or waived as of the Closing Date.

provided that the option to terminate this Agreement under Section 8.1(b), (c) or (d) shall not be available to any party whose failure to fulfill any material obligation under this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred before such date.

8.2          Effect of Termination; Survival of Certain Provisions.  Nothing in this  Agreement shall relieve any party from liability for any rights accrued hereunder prior to any termination of this Agreement.  This Section 8.2 and Section 9 shall survive any termination of this Agreement.

9.             Miscellaneous.

9.1          Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong.

9.2          Arbitration.

9.2.1       Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be conducted under the auspice of the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties. The arbitration shall be conducted in the English language.

9.2.2       The arbitration shall be conducted by three arbitrators. The Party (or the Parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the HKIAC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within 30 days after the HKIAC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the Parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the HKIAC shall appoint the third arbitrator and shall promptly notify the Parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

9.2.3       The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

9.2.4       The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by applicable law or the rules of any applicable security exchange.

9.2.5       The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

9.2.6       Notwithstanding this Section 7.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application.

9.3          Amendments. No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by all parties hereto.

9.4          Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby. This Agreement supersedes all prior agreements, understandings, negotiations and representations between the Parties with respect to such transactions.

9.5          Amendment; Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the Parties hereto at any time prior to the Closing with respect to any of the terms contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Any Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

9.6          Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or PDF copy of signatures shall be deemed to be original and shall be as effective as the original signatures.

9.8          Further Assurances. Each Party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by the other Parties, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

9.9          Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne by the Party incurring such expenses. Any attorney’s, accountant’s, financial advisory’s, broker’s or finder’s fees shall be paid by the Party contracting for the same.

9.10        Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by registered or certified mail or an overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:

9.10.1     If to the Purchaser, to it at:

Skillgreat Limited

c/o Yu Dong, Bona Film Group Limited 11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road, Chaoyang District

Beijing 100025, People’s Republic of China

Attention: Yu Dong

Telephone: +86 10 6552 6858

Facsimile: +86 10 6552 6155

9.10.2     If to Sellers, to them at:

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or to such other person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

9.11        Assignability. This Agreement shall not be assigned by any Seller or the Purchaser without the prior written consent of the Purchaser or Sellers, respectively.

9.12        No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and indemnified persons (who shall be third party beneficiaries of the indemnification provisions contained herein) hereunder, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

Purchaser:

SKILLGREAT LIMITED

By:	/s/ Dong Yu
Print Name:	Dong Yu
Title:	Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

Sellers:

MATRIX PARTNERS CHINA I, L.P.
MATRIX PARTNERS CHINA I-A, L.P.

By:
Name:
Title:

Exhibit A
List of Sellers

Seller	Ordinary Shares to be transferred	Transfer Price
Matrix Partners China I, L.P.	622,623	US$	6,475,279.2
Matrix Partners China I-A, L.P.	63,091	US$	656,146.4
Total	685,714	US$	7,131,425.6